Exhibit 99.2

MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION
AND RESULTS OF OPERATIONS

You should read the following management’s discussion and analysis together with our unaudited financial statements and related notes filed as Exhibit 99.1 to the Current Report on Form 8-K to which this Exhibit is filed, as well as the audited financial statements and related notes that are included in the proxy statement/prospectus on Form 424B3, filed with the Securities and Exchange Commission on September 24, 2020 (the “Prospectus”). This discussion and analysis should also be read together with our pro forma financial information as of September 30, 2020, and for the nine months ended September 30, 2020 and year ended December 31, 2019, and related notes filed as Exhibit 99.3 to the Current Report on Form 8-K to which this Exhibit is filed. In addition to historical financial information, this discussion and analysis contains forward-looking statements about Shift’s business, operations and industry that involve risks and uncertainties, such as statements regarding Shift’s plans, objectives, expectations and intentions. Shift’s future results and financial condition may differ materially from those currently anticipated by Shift as a result of the factors described in the section of the Prospectus entitled “Risk Factors” and the section of the Current Report on Form 8-K to which this Exhibit is filed entitled “Cautionary Note Regarding Forward-Looking Statements.” Throughout this section, unless otherwise noted “we”, “us”, “our” and the “Company” refer to Shift and its consolidated subsidiaries.

Overview

Shift is a leading end-to-end ecommerce platform transforming the used car industry with a technology-driven, hassle-free customer experience.

Shift’s mission is to make car purchase and ownership simple — to make buying or selling a used car fun, fair, and accessible to everyone. Shift provides comprehensive, technology-driven solutions throughout the car ownership lifecycle:

●	finding the right car,

●	having a test drive brought to you before buying the car,

●	a seamless digitally-driven purchase transaction including financing and vehicle protection products,

●	an efficient, fully-digital trade-in/sale transaction,

●	and a vision to provide high-value support services during car ownership.

Each of these steps is powered by Shift’s software solutions, mobile transactions platform, and scalable logistics, combined with the Company’s five centralized inspection, reconditioning & storage centers, called Hubs.

Shift’s vision is to provide a comprehensive experience for car owners, driven by technology at every step of the consumer lifecycle. Our continued investments in our research and discovery functionality create a platform that draws customers to engage with the Shift website and provide a seamless search experience.

There are three ways to purchase a car from Shift:

●	On-demand test drive: Shift conveniently brings any car to the customer’s desired location for a no-obligation, contactless test drive, usually at their home or work. If the customer chooses to purchase the vehicle, a Shift concierge staff can process the transaction on-the-spot via a mobile app.

●	Buy online: Customers can buy a car sight-unseen without a test drive and have it delivered to their home quickly with the same seven-day return policy as is offered on cars bought in person.

●	Hub test drive: Customers may come to one of Shift’s hub locations to see and test drive multiple cars. When they arrive, customers can scan a QR code on each car to immediately view all relevant details, including ownership & service history, inspection reports, vehicle history reports, and most importantly, dynamic pricing and market price comparisons. This immediate access to all relevant information — without having to rely on a salesman — puts customers in control.

Launched in 2014, Shift currently operates five West Coast Hubs capable of reaching over 85%1 of the California population and a large portion of the Oregon population, with proven success in San Francisco, Los Angeles and Orange County, San Diego, Sacramento, and Portland, recent expansion to Seattle in October 2020, and plans to expand to additional metropolitan areas. Each region is supported by one Hub location that acts as the central point for reconditioning and vehicle storage that also enables customers who prefer to browse inventory onsite. In 2019, the Company had $166.2 million of revenue including an $8.5 million contra-revenue charge related to certain milestones under our agreement with Lithia. By targeting urban, densely populated markets, Shift has used direct-to-consumer digital marketing and a responsive ecommerce sales approach to grow its market penetration to over 4% of all used car sales in its top-performing ZIP codes within the San Francisco region. With current operations out of five West Coast Hubs, which together account for only 12%2 of the U.S. population, Shift has significant runway for continued expansion.

Shift’s differentiated strategy offers a wide variety of vehicles across the entire spectrum of model, price, age, and mileage to ensure that Shift has the right car for buyers regardless of interest, need, budget, or credit. Shift is the only online dealer to offer a fully omni-channel fulfillment model, led by Shift’s patented system for managing on-demand test drives brought to customers at their preferred location, such as their home.

Regardless of the approach chosen by the customer, they will be supported by friendly Shift Concierge and Advisor team members. For all buyers, Shift offers a full suite of options to consumers to finance and protect their vehicle through the only mobile point-of-sale solution on the market. Through our platform, we connect customers to various lending partners for a completely digital end-to-end process for financing and service products. A customer can also complete a short online prequalification form and immediately see a filtered view of cars that meet their budget based on the financing options for which they are, statistically speaking, able to qualify. Customers can also get approved for financing before they even test drive a car, making it much more likely that the customer will purchase a car from us.

Shift focuses on unit economics driven by direct vehicle acquisition channels, optimized inventory mix and ancillary product offerings, combined with streamlined inventory onboarding, low fulfillment costs, and centralized software. For the nine months ended September 30, 2020, Shift sourced 89% of its inventory from consumer-sellers and partners driving industry-leading margins and customer acquisition cost. Our data-driven vehicle evaluations help ensure acquisition of the right inventory at the right price to reduce days to sale. We believe that a differentiated ability to purchase vehicles directly from consumer-sellers as compared to our competitors, who purchase a higher percentage through the wholesale market, provides Shift access to a deeper pool of scarce, highly desirable inventory.

Sellers are able to go to Shift.com, submit information on their car, and get a quote instantly. Shift uses a proprietary algorithm for pricing that utilizes current market information about market conditions, demand and supply, and car option data, among other factors. Using proprietary pricing and Shift-built mobile iPad diagnostic tools, Shift provides an immediate quote for a customer’s trade-in vehicle, and will schedule an on-demand evaluation at the customer’s location by a member of Shift’s concierge staff. Shift provides selling customers with information on market rates and, when a customer is ready to sell their car, we can digitally initiate e-contracting and an ACH transfer and conveniently take the car on the seller’s behalf so the seller doesn’t even have to leave his or her home to sell their car.

Over time, we will expand our machine learning-enabled recommendation engine to help customers find the cars best suited to them. Customer response to the Shift experience is extremely positive, resulting in a 70 Net Promoter Score (“NPS”), an order of magnitude higher score than traditional auto retailers. These positive experiences allow Shift to serve customers over the entire lifecycle of vehicle ownership and retain customers for repeat sales and purchases. By continuing to invest in services that benefit the customer throughout the ownership phase of the lifecycle (for example, vehicle maintenance plans), we will continue to establish a long-term customer base that will return for future transactions.

[1]	Includes MSA’s within 60 miles of Shift reconditioning facilities in San Francisco, Los Angeles, San Diego, and Sacramento.

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Revenue Model

Shift’s two-sided model generates value from both the purchase and sale of vehicles along with financing and vehicle protection products. We acquire cars directly from consumers, partners, and other sources and sell vehicles through our ecommerce platform directly to consumers in a seamless end-to-end process. This model captures value from the difference in the price at which the car is acquired and sold, as well as through fees on the sale of ancillary products such as financing, vehicle protection, and services. If a car that we purchase does not meet our standards for retail sale, we generate revenue by selling through wholesale channels. These vehicles are primarily acquired from customers who trade-in their existing vehicles in connection with a purchase from us. Our revenue for the three months ended September 30, 2020 and 2019, was $59.9 million and $45.9 million, respectively, and $122.3 million and $138.9 million for the nine months ended September 30, 2020 and 2019, respectively. For the nine-month periods ended September 30, 2020 and 2019, respectively, revenue was impacted by a $7.3 million and $0.5 million contra-revenue charge related to certain milestones under our agreement with Lithia. Revenue for the years ended 2019, 2018 and 2017 was $166.2 million, $131.8 million and $194.5 million, respectively. In 2019, our revenue was impacted by an $8.5 million contra-revenue charge related to certain milestones under our agreement with Lithia. We expect significant growth going forward as we expand geographically, increase market penetration, and increase ancillary product sales. Our adjusted gross profit is equal to the revenue from vehicle sales and services less the costs associated with acquiring and reconditioning the vehicle prior to sale. Adjusted gross profit is a non-GAAP financial measure used by our management team to assess our business and consists of gross profit adjusted for non-cash items as set forth below under “— Non-GAAP Financial Measures.”

Inventory Sourcing

We source the majority of our vehicles directly from consumers and partners who use the Shift platform to resell trade-in and other vehicles. These channels provide scarce and desirable local inventory of used cars of greater quality than those typically found at auction. In addition to those primary channels, we supplement our vehicle acquisitions with purchases from auto auctions, as well as some vehicles sourced locally through the trade-in program of an original equipment manufacturer (“OEM”).

Proprietary machine learning-enabled software inputs vast quantities of data across both the supply and demand sides to optimize our vehicle acquisition strategy. As we grow volumes, we expect to improve the performance of our model to optimize our vehicle selection and disposal. To further increase our inventory, we intend to expand our current third party relationships and enter into new partnerships that provide significant growth opportunities in a capital efficient manner.

Vehicle Reconditioning

All of the cars Shift sells undergo a rigorous 150+ point mechanical inspection and reconditioning process at one of our five regional reconditioning Hub facilities to help ensure that they’re safe, reliable, up to cosmetic standards, and comfortable. We have created two classifications of inventory for reconditioning — Value and Certified — to optimize the level of reconditioning for each vehicle classification. This allows us to efficiently provide each customer with the greatest value through a tailored reconditioning approach. Value cars are typically sold at a lower price point and are sought after by consumers who have different expectations and tolerances for cosmetic reconditioning standards — therefore, we focus on mechanical and safety issues for these vehicles, with less emphasis on cosmetic repair, in order to optimize reconditioning costs. This key component of our reconditioning process impacts our ability to grow profitably and is a primary factor in our decision to conduct reconditioning in-house. With a 60-mile test drive service radius from our hub to a customer’s home, each reconditioning facility is able to cover a large geographic range and service the surrounding metropolitan area. We plan to grow our reconditioning center network as we expand geographically and launch new markets.

Logistics Network

The primary component of our logistics network consists of intra-city concierge personnel and inter-city third-party carriers. Shift concierges are able to transport vehicles to and from customers, while providing a customer friendly white glove experience, including delivery, disposal, and at-home test drives. This provides the benefit of a seamless experience as well as an on-site sales support agent to guide the customer through the process. Our agreements with long distance haulers allow us to combine the nodes in our network and deliver vehicles between cities. Strategically, this provides customers with a broad set of inventory and a great speed of delivery.

Financing and Vehicle Protection Products

We generate revenue by earning no obligation referral fees for selling ancillary products to customers that purchase vehicles through the Shift platform. Since we earn fees for the financing and vehicle protection products we sell, also referred to as finance and insurance (“F&I”), our gross profit on these items is equal to the revenue we generate for the sale of those. Our current offering consists of financing from third-party lenders, guaranteed asset protection (“GAP”) waiver, and tire and wheel protection services. We plan to offer additional third-party products to provide a greater product offering to customers and expect these products to contribute to reaching our revenue and profitability targets.

[2]	Includes MSA’s within 60 miles of Shift reconditioning facilities in San Francisco, Los Angeles, San Diego, and Sacramento.

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Factors Affecting our Business Performance

Various trends and other factors have affected and may continue to affect our business, financial condition and operating results, including:

Deeper Market Penetration Within Our Existing Markets

We believe that there remains a large opportunity to capture additional market share within our existing service areas. We’ve proven our ability to command a strong market share through effective marketing channels, as demonstrated by our current market share in our most established cities in the San Francisco area, where we represent over 4% of the used car sales market.3 We believe that with effective brand marketing, we will be able to reach similar market penetration in our other geographic markets.

Expansion into New Markets

We believe that a phased, capital efficient, expansion model results in the most cost-effective new market launch strategy in the industry. Our approach to market expansion is to implement controlled launches to expand our existing service territory. This approach both bolsters our existing markets (with new inventory being acquired in nearby cities), while simultaneously providing the new market with the local talent and resources required for a successful launch.

Improvements in Technology Platform

We are constantly investing in our technology platform to improve both customer experience and our business performance. We regularly implement changes to our software to help customers find the right car for them, while the machine learning component of our inventory and pricing model ensures we get the right cars at the right price. As our algorithms evolve, we are able to better monetize our inventory of vehicles through better pricing, while simultaneously customers are much more likely to purchase a car on our website, thus driving higher demand and sales volume.

Improvements in Reconditioning Processes

We learned early on from our experience in the used car sales business that to be a reliable used car resource with desirable inventory for all customer types, we needed to control our own reconditioning processes. Our reconditioning program has constantly improved over the course of our history, and we are happy with what we have achieved. Each unit of our inventory is reconditioned with a focus on safety first, while optimizing for repairs that will have the highest return on investment (“ROI”). We believe that our network of reconditioning centers and connecting logistics routes have excess capacity, which we plan to utilize as we increase retail sales volumes. Increasing capacity utilization will positively affect Adjusted GPU by reducing per unit overhead costs. In the third quarter of 2020, due to hiring challenging in the COVID environment, our ability to grow our reconditioning teams could not keep pace with the consumer demand in the market, and we therefore outsourced the reconditioning process for select vehicles. While we believe we’ve seen the greatest impact of this need in the third quarter, we expect to continue to use third party reconditioning in the fourth quarter of 2020 and first half of 2021 as our technician hiring catches up to our throughput targets.

Growth in Other Revenue from Existing Revenue Streams

We have made great strides over the past two years developing our “other revenue” streams, which comprise the financing and vehicle protection products that we can offer on our digital financing platform, and other ancillary products. We have invested in the technology, as well as the sales team, to increase the likelihood that consumers will purchase ancillary products in connection with the sale of a vehicle, and we see more opportunity for additional revenue within our existing channels purely from further expansion of our attach rates for our entire financing and vehicle protection product suite.

[3]	Represents Shift’s 2019 total unit sales for ZIP codes in which Shift currently operates from San Francisco, South San Francisco, Daly City and Brisbane, divided by the total 2019 used vehicle sales in the same area.

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Growth in Other Revenue from Expansion of Product Offerings

We see great opportunity to further expand our other revenue streams through additional product offerings beyond the existing offerings on our platform. These incremental revenue streams will come in the form of on-boarding new lending partners to our existing loan program, as well as introducing entirely new financing and vehicle protection products to offer our customers. For example, in the first half of 2020, we added a tire and wheel protection program to our suite of product offerings. We intend to continue to grow this business segment to service every foreseeable need of our customers during the vehicle purchase process.

Seasonality

We expect our quarterly results of operations, including our revenue, gross profit, profitability, if any, and cash flow to vary significantly in the future, based in part on, among other things, consumers’ car buying patterns. We have typically experienced higher revenue growth rates in the second and third quarters of the calendar year than in each of the first or fourth quarters of the calendar year (2019 was an exception to these quarterly trends, as our inventory position was highest entering 2019, which resulted in higher volume for the first quarter 2019). We believe these results are due to seasonal buying patterns driven in part by the timing of income tax refunds, which we believe are an important source of car buyer down payments on used vehicle purchases. We believe that continued investments in growth, including effective marketing and new market entry, will allow us to maintain sales growth through seasonality, however we recognize that in the future our revenues may be affected by these seasonal trends as well as cyclical trends affecting the overall economy, specifically the automotive retail industry.

Impact of COVID-19

In March 2020, the World Health Organization declared a global pandemic related to the rapidly growing outbreak of a novel strain of coronavirus known as COVID-19, and in the following weeks, shelter-in-place ordinances were put into effect in regions where Shift operates. We saw a slowing of vehicle sales immediately following the shelter-in-place ordinances in March; however, within five weeks, we were back near our pre-COVID-19 weekly sales volumes. Although the ultimate impacts of COVID-19 remain uncertain, a recent survey found that 46% of U.S. adults surveyed plan to use their cars more often and public transportation less often in the future. Additionally, the pandemic is accelerating trends of online adoption more broadly as consumers seek to avoid physical retail locations. We believe that this global pandemic will push people to look to alternative means of personal transportation, and our product is well suited to provide customers with a safe, clean means of transportation, through our contactless purchase and delivery processes. Therefore, while it remains possible that sustained or deepened impact on consumer demand resulting from COVID-19 or the related economic recession could negatively impact Shift’s performance, we believe that Shift is well positioned to weather the pandemic.

Ultimately, the magnitude and duration of the impact to Shift’s operations is impossible to predict due to:

●	uncertainties regarding the duration of the COVID-19 pandemic and how long related disruptions will continue;

●	the impact of governmental orders and regulations that have been, and may in the future be, imposed;

●	the impact of COVID-19 wholesale auctions, state DMV titling and registration services and other third parties on which we rely; and

●	the deterioration of economic conditions in the United States, as well as record high unemployment levels, which could have an adverse impact on discretionary consumer spending.

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Non-GAAP Financial Measures

To supplement the Condensed Consolidated Financial Statements, which are prepared and presented in accordance with GAAP, we present adjusted gross profit, described below, as a non-GAAP measure. We believe the presentation of both GAAP and non-GAAP financial measures provides investors with increased transparency into financial measures used by our management team, and it also improves investors’ understanding of our underlying operating performance and their ability to analyze our ongoing operating trends. All historic non-GAAP financial measures have been reconciled with the most directly comparable GAAP financial measures — these non-GAAP financial measures are not intended to supersede or replace our GAAP results.

	Three Months Ended September 30,		Nine Months Ended September 30,
	2020	2019	2020	2019
	($ in thousands)		($ in thousands)
Total gross profit:
GAAP total gross profit	$3,726	$(852)	$10,641	$(1,048)
Warrant impact adjustment(1)	159	2,372	478	7,277
Adjusted total gross profit	$3,885	$1,520	$11,119	$6,229

Ecommerce gross profit:
GAAP ecommerce gross profit	$1,606	$785	$4,518	$3,590
Warrant impact adjustment(1)	—	—	—	—
Adjusted ecommerce gross profit	$1,606	$785	$4,518	$3,590

Other gross profit:
GAAP other gross profit	$2,036	$954	$3,933	$2,627
Warrant impact adjustment(1)	159	142	478	520
Adjusted other gross profit	$2,195	$1,096	$4,411	$3,147

Wholesale gross profit:
GAAP wholesale gross profit	$84	$(2,591)	$2,190	$(7,265)
Warrant impact adjustment(1)	—	2,230	—	6,757
Adjusted wholesale gross profit	$84	$(361)	$2,190	$(508)

(1)	Elimination of non-cash contra revenue impacts associated with the Lithia warrant agreement. In the referenced warrant agreement, during 2019 Lithia vested in certain warrants to purchase shares of our common stock upon the achievement of various milestones. As discussed further in Note 7 to the Condensed Consolidated Financial Statements, we have determined that a portion of the value associated with warrant consideration paid to Lithia, as a customer of Shift, should be treated as contra-revenue by Shift following the revenue recognition accounting standards codification (“ASC”) topic 606.

Adjusted Gross Profit

Management evaluates our business based on an adjusted gross profit calculation that removes the financial impact associated with milestones achieved under our Lithia warrant arrangement, which resulted in reductions in gross profit in our Condensed Consolidated Financial Statements as applicable to the periods presented. This is a non-cash adjustment, and we do not expect any material future non-cash gross profit adjustments related to the Lithia warrant agreement. We examine adjusted gross profit in aggregate as well as for each of our revenue streams: ecommerce, other, and wholesale.

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Key Operating Metrics

We regularly review a number of metrics, including the following key metrics, to evaluate our business, measure our progress and make strategic decisions. Our key operating metrics measure the key drivers of our growth, including opening new hubs, increasing our brand awareness through unique site visitors and continuing to offer a full spectrum of used vehicles to service all types of customers.

	Three Months Ended September 30,		Nine Months Ended September 30,
	2020	2019	2020	2019
Units:
Ecommerce units	2,946	2,181	6,189	6,847
Wholesale units	1,100	838	2,280	2,354
Total units sold	4,046	3,019	8,469	9,201

Ecommerce ASP	$16,458	$16,925	$15,814	$16,452
Wholesale ASP	$8,538	$9,533	$8,993	$10,031

Gross Profit per Unit
Ecommerce Gross Profit per Unit	$545	$360	$730	$524
Other Gross Profit per Unit	$691	$437	$635	$384
Wholesale Gross Profit per Unit	$29	$(1,188)	$354	$(1,061)
Total Gross Profit per Unit	$1,265	$(391)	$1,719	$(153)

Adjusted GPU
Ecommerce Adjusted GPU	$545	$360	$730	$524
Other Adjusted GPU	$745	$502	$713	$460
Wholesale Adjusted GPU	$29	$(165)	$354	$(74)
Total Adjusted GPU	$1,319	$697	$1,797	$910

Average monthly unique visitors	379,604	168,177	288,194	183,389
Average days to sale	37	64	59	71
Ecommerce vehicles available for sale	1,840	1,250	1,840	1,250
# of regional hubs	5	5	5	5

Ecommerce Units Sold

We define ecommerce units sold as the number of vehicles sold to customers in a given period, net of returns. We currently have a seven-day, 200 mile return policy. The number of ecommerce units sold is the primary driver of our revenues and, indirectly, gross profit, since ecommerce unit sales enable multiple complementary revenue streams, including all financing and protection products. We view ecommerce units sold as a key measure of our growth, as growth in this metric is an indicator of our ability to successfully scale our operations while maintaining product integrity and customer satisfaction.

Wholesale Units Sold

We define wholesale units sold as the number of vehicles sold through wholesale channels in a given period. While wholesale units are not the primary driver of revenue or gross profit, wholesale is a valuable channel as it allows us to be able to purchase vehicles regardless of condition, which is important for the purpose of accepting a trade-in from a customer making a vehicle purchase from us, and as an online destination for consumers to sell their cars even if not selling us a car that meetings our retail standards.

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Ecommerce Average Sale Price

We define ecommerce average sale price (“ASP”) as the average price paid by a customer for an ecommerce vehicle, calculated as ecommerce revenue divided by ecommerce units. Ecommerce average sale price helps us gauge market demand in real-time and allows us to maintain a range of inventory that most accurately reflects the overall price spectrum of used vehicle sales in the market.

Wholesale Average Sale Price

We define wholesale average sale price as the average price paid by a customer for a wholesale vehicle, calculated as wholesale revenue divided by wholesale units. We believe this metric provides transparency and is comparable to our peers.

Gross Profit per Unit

We define gross profit per unit as the gross profit for ecommerce, other and wholesale each of which divided by the total number of ecommerce units sold in the period. We calculate gross profit as the revenue from vehicle sales and services less the costs associated with acquiring and reconditioning the vehicle prior to sale. Gross profit per unit is driven by ecommerce vehicle revenue, which generates additional revenue through attachment of our financing and protection products, and gross profit generated from wholesale vehicle sales. We present gross profit per unit from our three revenues streams, as Ecommerce gross profit per unit, Wholesale gross profit per unit and Other gross profit per unit.

Adjusted Gross Profit per Unit

We define adjusted gross profit per unit (“Adjusted GPU”) as the adjusted gross profit for ecommerce, other and wholesale, as described in “— Non-GAAP Financial Measures” above, each of which divided by the total number of ecommerce units sold in the period. Adjusted GPU is driven by ecommerce vehicle revenue, which generates additional revenue through attachment of our financing and protection products, and gross profit generated from wholesale vehicle sales. We present Adjusted GPU from our three revenues streams, as Ecommerce Adjusted GPU, Wholesale Adjusted GPU and Other Adjusted GPU. We believe Adjusted GPU is a key measure of our growth and long-term profitability.

Average Monthly Unique Visitors

We define a monthly unique visitor as an individual who has visited our website within a calendar month, based on data collected on our website. We calculate average monthly unique visitors as the sum of monthly unique visitors in a given period, divided by the number of months in that period. To classify whether a visitor is “unique”, we dedupe (a technique for eliminating duplicate copies of repeating data) each visitor based on email address and phone number, if available, and if not, we use the anonymous ID which lives in each user’s internet cookies. This practice ensures that we do not double-count individuals who visit our website multiple times within a month. We view average monthly unique visitors as a key indicator of the strength of our brand, the effectiveness of our advertising and merchandising campaigns and consumer awareness.

Average Days to Sale

We define average days to sale as the number of days between Shift’s acquisition of a vehicle and sale of that vehicle to a customer, averaged across all ecommerce units sold in a period. We view average days to sale as a useful metric in understanding the health of our inventory.

Ecommerce Vehicles Available for Sale

We define ecommerce vehicles available for sale as the number of ecommerce vehicles in inventory on the last day of a given reporting period. Until we reach an optimal pooled inventory level, we view ecommerce vehicles available for sale as a key measure of our growth. Growth in ecommerce vehicles available for sale increases the selection of vehicles available to consumers, which we believe will allow us to increase the number of vehicles we sell. Moreover, growth in ecommerce vehicles available for sale is an indicator of our ability to scale our vehicle purchasing, inspection and reconditioning operations.

Number of Regional Hubs

We define a Hub as a physical location at which we recondition and store units bought and sold within a market. Because of our omni-channel fulfillment model with our on-demand delivery test drive offering, we are able to service super-regional areas covering approximately a 60-mile radius from a single Hub location. This is a key metric as each Hub expands our service area as our service area, reconditioning and storage capacity.

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Components of Results of Operations

Revenues

Ecommerce Vehicle Revenue

Shift sells used vehicles directly to its customers through our website. Revenue from used vehicle sales is recognized upon delivery to or pick-up by the customer. We recognize revenue at the total purchase price stated in the contract, including the Shift service fee, delivery charges, and other fees charged by Shift, net of discounts. Our return policy allows customers to initiate a return until the earlier of the first seven days or 200 miles after delivery. Revenue excludes any sales taxes and DMV registration fees that are collected from customers.

Other Revenue

We provide buyers on the platform with options for financing. All such services are provided by unrelated third-party vendors and we have agreements with each of these vendors giving us the right to offer such services on Shift’s Platform. When a buyer selects financing from these lenders, we earn a commission based on the actual price paid or financed. We also earn loan revenue through a margin on the lender interest rate. We recognize commission revenue at the time of sale, net of a reserve for estimated contract cancellations.

Customers purchasing used vehicles from us may also enter into contracts for vehicle service contracts, which we refer to as VSC, GAP waiver coverage, prepaid maintenance plans, and Appearance Protection Plans (“APP”). Shift sells and receives a commission on VSCs, GAP and prepaid maintenance plans, and APP’s under agreements with Ally Insurance Holdings, Automotive Warranty Services, Your Mechanic, and Dent Wizard pursuant to which we sell VSCs that the service provider(s) administer and serve as the obligor. We recognize commission revenue at the time of sale, net of a reserve for estimated contract cancellations. The reserve for cancellations is estimated based upon historical experience and recent trends and is reflected as a reduction of other revenues. We may add other sellers of APP’s besides those listed in the future. As part of the agreement with Lithia, there is some ongoing contra-revenue associated with the financing component of our other revenue streams.

Wholesale Vehicle Revenue

We sell vehicles through wholesale auctions. These vehicles are primarily acquired from customers who trade-in their existing vehicles that do not meet our quality standards to list and sell through our website. Revenue from wholesale vehicle sales is recognized when the vehicle is sold at auction or directly to a wholesaler.

In December 2018, we agreed to sell cars to Lithia Motors, Inc., under a “one-sided marketplace,” which we refer to as OSM, program whereby we acquire cars in the Oxnard, Salem and Fresno markets directly from consumers and sell directly and solely to Lithia. In July 2019, the Salem OSM was discontinued after we launched the Portland Hub. We recognize revenue at the agreed upon purchase price stated in the contract, plus charges such as repairs. As part of the agreement with Lithia, there is some ongoing contra-revenue associated with the OSM program.

Cost of Sales

Cost of sales includes the cost to acquire used vehicles and direct and indirect vehicle reconditioning costs associated with preparing the vehicles for resale. Vehicle reconditioning costs include parts, applied labor, unapplied labor, inbound transportation costs and other incremental costs, which are allocated to inventory via specific identification and standard costing. These costs include shipping costs of auction purchased vehicles, mechanical inspection, vehicle preparation supplies and services like initial wash and detail, and repair costs necessary for reconditioning the vehicle for resale. We have certain inventory that does not meet our specifications to sell to customers and dispose of this inventory through sales at auction, direct-to-wholesale or through other channels. Cost of sales also includes any necessary adjustments to reflect vehicle inventory at the lower of cost or net realizable value.

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Gross Profit

Ecommerce Vehicle Gross Profit

Ecommerce vehicle gross profit is the vehicle sales price minus our costs of sales associated with vehicles that we list and sell on our website.

Other Gross Profit

Other sales and revenues consist of 100% gross margin products for which gross profit equals revenue. Therefore, changes in gross profit and the associated drivers are identical to changes in revenues from these products and the associated drivers.

Wholesale Vehicle Gross Profit

Wholesale vehicle gross profit is the vehicle sales price minus our cost of sales associated with vehicles we sell to wholesalers. Factors affecting wholesale gross profit include the number of wholesale units sold, the average wholesale selling price, and the mix in type of wholesale units sold (direct-to-wholesale units or ecommerce-to-wholesale units).

Selling, General and Administrative Expenses

Selling, general and administrative expenses primarily include payroll and benefits other than those related to reconditioning vehicles, advertising, stock-based compensation expense, facilities costs, technology expenses and other administrative expenses.

Depreciation and Amortization

Depreciation is computed using the straight-line method over the estimated useful life of the related assets, which is between 2 – 5 years. Leasehold improvements are depreciated over the lesser of the useful life or lease term. Major replacements and improvements are capitalized, while general repairs and maintenance are expensed as incurred.

Non-Operating Expenses

Interest expense

Interest expense consists of the amortization of the fair value of the deferred borrowing costs, and the guarantee of the flooring line of credit facility by Lithia.

Interest income and other income (expense)

Interest income and other income (expense) primarily represents interest earned on cash deposits and the remeasurement loss on the warrant liability.

Net Loss and Comprehensive Loss

Net loss and comprehensive loss is determined by subtracting operating and non-operating expenses from revenues.

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Results of Operations

The following table presents our consolidated statements of operations and comprehensive loss for the periods indicated:

	Three Months Ended September 30,		Nine Months Ended September 30,
	2020	2019	2020	2019
	(unaudited, $ in thousands)		(unaudited, $ in thousands)
Revenue
Ecommerce vehicle revenue, net	$48,486	$36,914	$97,870	$112,645
Other revenue	2,036	954	3,933	2,627
Wholesale vehicle revenue	9,392	7,989	20,504	23,612
Total revenue	59,914	45,857	122,307	138,884
Cost of sales	56,188	46,709	111,666	139,932
Gross profit	3,726	(852)	10,641	(1,048)
Operating expenses:
Selling, general and administrative expenses	24,030	16,204	52,109	54,236
Depreciation and amortization	1,181	888	3,258	2,184
Total operating expenses	25,211	17,092	55,367	56,420
Loss from operations	(21,485)	(17,944)	(44,726)	(57,468)
Interest expense	(1,256)	(1,463)	(3,901)	(4,136)
Interest income and other income (expense)	(579)	427	(6,017)	1,642
Net loss and comprehensive loss attributable to common stockholders	$(23,320)	$(18,980)	$(54,644)	$(59,962)

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Presentation of Results of Operations

We present operating results down to gross profit from three distinct revenue channels:

Ecommerce Vehicles: The ecommerce channel within our Retail segment represents sales of used vehicles directly to our customers through our website.

Other: The other channel within our Retail segment represents fees earned on sales of value-added products associated with the sale of ecommerce vehicles.

Wholesale Vehicles: The Wholesale channel is the only component of our Wholesale segment and represents sales of used vehicles through wholesale auctions.

Three Months Ended September 30, 2020 and 2019

The following table presents certain information from our condensed statements of operations by channel for the periods indicated:

	Three Months Ended September 30,
	2020	2019	Change
	($ in thousands, except per unit metrics)
Revenue:
Ecommerce vehicle revenue, net	$48,486	$36,914	31.3%
Other revenue	2,036	954	113.4%
Wholesale vehicle revenue	9,392	7,989	17.6%
Total revenue	$59,914	$45,857	30.7%

Cost of sales:
Ecommerce vehicle cost of sales	$46,880	$36,129	29.8%
Wholesale vehicle cost of sales	9,308	10,580	(12.0)%
Total cost of sales	$56,188	$46,709	20.3%

Gross profit:
Ecommerce vehicle gross profit	$1,606	$785	104.6%
Other gross profit	2,036	954	113.4%
Wholesale vehicle gross profit	84	(2,591)	103.3%
Total gross profit	$3,726	$(852)	537.6%

Adjusted gross profit:
Ecommerce vehicle adjusted gross profit	$1,606	$785	104.6%
Other adjusted gross profit	2,195	1,096	100.4%
Wholesale vehicle adjusted gross profit	84	(361)	123.3%
Total adjusted gross profit	$3,885	$1,520	155.6%

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	Three Months Ended September 30,
	2020	2019	Change
	($ in thousands, except per unit metrics)
Unit sales information:
Ecommerce vehicle unit sales	2,946	2,181	35.1%
Wholesale vehicles unit sales	1,100	838	31.3%

Average selling prices per unit (“ASP”):
Ecommerce vehicles	$16,458	$16,925	(2.8)%
Wholesale vehicles	$8,538	$9,533	(10.4)%

Gross profit per unit(1):
Ecommerce gross profit per unit	$545	$360	51.5%
Other gross profit per unit	$691	$437	58.0%
Wholesale gross profit per unit	$29	$(1,188)	102.4%
Total gross profit per unit	$1,265	$(391)	423.8%

Adjusted gross profit per unit (Adjusted GPU)(2):
Ecommerce Adjusted GPU	$545	$360	51.5%
Other Adjusted GPU	$745	$502	48.3%
Wholesale Adjusted GPU	$29	$(165)	117.2%
Total Adjusted GPU	$1,319	$697	89.2%

(1)	Gross profit per unit is calculated as gross profit for ecommerce, other and wholesale, each of which divided by the total number of ecommerce units sold in the period.

(2)	Adjusted GPU is calculated as adjusted gross profit for ecommerce, other and wholesale, as described in “— Non-GAAP Financial Measures” above, each of which divided by the total number of ecommerce units sold in the period. A reconciliation for Adjusted GPU to the nearest comparable GAAP metric (gross profit per unit) can be found in the table below:

	Three Months Ended
	September 30,
	2020	2019
	($ per ecommerce unit)
Total gross profit per unit:
GAAP total gross profit per unit	$1,265	$(391)
Warrant impact adjustment per unit	54	1,088
Adjusted total gross profit per unit	$1,319	$697

Ecommerce gross profit per unit:
GAAP ecommerce gross profit per unit	$545	$360
Warrant impact adjustment per unit	—	—
Adjusted ecommerce gross profit per unit	$545	$360

Other gross profit per unit:
GAAP other gross profit per unit	$691	$437
Warrant impact adjustment per unit	54	65
Adjusted other gross profit per unit	$745	$502

Wholesale gross profit per unit:
GAAP wholesale gross profit per unit	$29	$(1,188)
Warrant impact adjustment per unit	—	1,023
Adjusted wholesale gross profit per unit	$29	$(165)

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Ecommerce Vehicle Revenue, Net

Ecommerce vehicle revenue increased by $11.6 million, or 31.3%, to $48.5 million during the three months ended September 30, 2020, from $36.9 million in the comparable period in 2019. This increase was primarily driven by an increase in ecommerce unit sales as we sold 2,946 ecommerce vehicles in the three months ended September 30, 2020, compared to 2,181 ecommerce vehicles in the three months ended September 30, 2019. The increase in ecommerce vehicle revenue was slightly offset by a decrease in ecommerce ASP, which was $16,458 for the three months ended September 30, 2020, compared to $16,925 for the three months ended September 30, 2019. This decrease in ecommerce ASP was a result of increased demand for lower cost vehicles in the recent economic downturn.

Other Revenue

Other revenue increased by $1.1 million, or 113.4%, to $2.0 million during the three months ended September 30, 2020, from $1.0 million in the comparable period in 2019. This increase was primarily due to strategic investments to enhance our high-quality ancillary products to better monetize our unit sales.

Wholesale Vehicle Revenue

Wholesale vehicle revenue increased by $1.4 million, or 17.6%, to $9.4 million during the three months ended September 30, 2020, from $8.0 million in the comparable period in 2019. The increase was primarily due to an increase in wholesale unit sales as we sold 1,100 wholesale vehicles in the three months ended September 30, 2020, compared to 838 wholesale vehicles in the three months ended September 30, 2019. This increase in volume was partially offset by a 10.4% decrease in ASP that resulted from the recent economic downturn.

Cost of Sales

Cost of sales increased by $9.5 million, or 20.3%, to $56.2 million during the three months ended September 30, 2020, from $46.7 million in the comparable period in 2019. The increase was primarily due to an increase in unit sales as we sold 4,046 total vehicles in the three months ended September 30, 2020, compared to 3,019 total vehicles in the three months ended September 30, 2019. As a percentage of revenue, cost of sales decreased from 102% in the third quarter of 2019 to 94% in the third quarter of 2020.

Ecommerce Vehicle Gross Profit

Ecommerce vehicle gross profit increased by $0.8 million, or 104.6%, to $1.6 million during the three months ended September 30, 2020, from $0.8 million in the comparable period in 2019. The increase was primarily driven by an increase in ecommerce units sold, as described in “Ecommerce Vehicle Revenue, Net” above. The increase in ecommerce vehicle gross profit was also driven by an increase in ecommerce gross profit per unit, which grew to $545 per unit for the three months ended September 30, 2020, from $360 per unit in the comparable period in 2019. This increase in ecommerce gross profit per unit was largely driven by operational and technological improvements made to rationalize inventory and improve our vehicle sourcing.

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Other Gross Profit

Other gross profit per unit and Adjusted GPU increased to $691 and $745 per unit, respectively, during the three months ended September 30, 2020, from $437 and $502 per unit, respectively, in the comparable period in 2019. Other revenue consists of 100% gross margin products for which gross profit equals revenue. Therefore, changes in other gross profit and the associated drivers are identical to changes in other revenue and the associated drivers.

Wholesale Vehicle Gross Profit

Wholesale vehicle gross profit increased by $2.7 million, or 103.3%, to $0.1 million during the three months ended September 30, 2020, from a loss of $2.6 million in the comparable period in 2019. The increase was primarily driven by an increase in wholesale gross profit per unit and Adjusted GPU, which both grew to $29 per unit for the three months ended September 30, 2020, from a loss of $1,188 gross profit per unit and a loss of $165 Adjusted GPU in the comparable period in 2019. This increase was driven by improvements made to our inventory management which has resulted in fewer ecommerce-to-wholesale incidents where cars we purchased with the intention of selling through our retail segment, end up being sold through wholesale channels, which typically result in a loss on that unit.

Components of SG&A

	Three Months Ended September 30,
	2020	2019	Change
	($ in thousands)
Compensation and benefits(1)	$8,700	$8,257	5.4%
Marketing expense	7,666	1,625	371.8%
Other costs(2)	7,664	6,322	21.2%
Total selling, general and administrative expenses	$24,030	$16,204	48.3%

(1)	Compensation and benefits includes all payroll and related costs, including benefits, payroll taxes and equity-based compensation, except those related to preparing vehicles for sale, which are included in cost of sales, those related to the development of software products for internal use, which are capitalized to software and depreciated over the estimated useful lives of the related assets.

(2)	Other costs include all other selling, general and administrative expenses such as hub operating costs, vehicle shipping costs for internal purposes, corporate occupancy, professional services, registration and licensing, and IT expenses.

Selling, general and administrative expenses increased by $7.8 million, or 48.3%, to $24.0 million during the three months ended September 30, 2020, from $16.2 million in the comparable period in 2019. The increase was primarily due to the increase in marketing expense of $6.0 million, as a result of our initiative to drive unit sales growth by investing in brand marketing. The $6.0 million increase in marketing spend included $3.2 million of branding and brand awareness, and an increase of $2.8 million in buyer and seller marketing, from $1.5 million in the third quarter of 2019 to $4.3 million in the third quarter of 2020. Selling, general and administrative expenses were also impacted primarily due to higher expenses associated with becoming a public company.

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Nine Months Ended September 30, 2020 and 2019

The following table presents our condensed statements of operations by channel for the periods indicated:

	Nine Months Ended September 30,
	2020	2019	Change
	($ in thousands, except per unit metrics)
Revenue:
Ecommerce vehicle revenue, net	$97,870	$112,645	(13.1)%
Other revenue	3,933	2,627	49.7%
Wholesale vehicle revenue	20,504	23,612	(13.2)%
Total revenue	$122,307	$138,884	(11.9)%

Cost of sales:
Ecommerce vehicle cost of sales	$93,352	$109,055	(14.4)%
Wholesale vehicle cost of sales	18,314	30,877	(40.7)%
Total cost of sales	$111,666	$139,932	(20.2)%

Gross profit:
Ecommerce vehicle gross profit	$4,518	$3,590	25.8%
Other gross profit	3,933	2,627	49.7%
Wholesale vehicle gross profit	2,190	(7,265)	130.1%
Total gross profit	$10,641	$(1,048)	1115.4%

Adjusted gross profit:
Ecommerce vehicle adjusted gross profit	$4,518	$3,590	25.8%
Other adjusted gross profit	4,411	3,147	40.2%
Wholesale vehicle adjusted gross profit	2,190	(508)	531.5%
Total adjusted gross profit	$11,119	$6,229	78.5%

Unit sales information:
Ecommerce vehicle unit sales	6,189	6,847	(9.6)%
Wholesale vehicles unit sales	2,280	2,354	(3.1)%

Average selling prices per unit (“ASP”):
Ecommerce vehicles	$15,814	$16,452	(3.9)%
Wholesale vehicles	$8,993	$10,031	(10.3)%

Gross profit per unit(1):
Ecommerce gross profit per unit	$730	$524	39.2%
Other gross profit per unit	$635	$384	65.6%
Wholesale gross profit per unit	$354	$(1,061)	133.3%
Total gross profit per unit	$1,719	$(153)	1223.3%

Adjusted gross profit per unit (Adjusted GPU)(2):
Ecommerce Adjusted GPU	$730	$524	39.2%
Other Adjusted GPU	$713	$460	55.1%
Wholesale Adjusted GPU	$354	$(74)	577.3%
Total Adjusted GPU	$1,797	$910	97. 5%

(1)	Gross profit per unit is calculated as gross profit for ecommerce, other and wholesale, each of which divided by the total number of ecommerce units sold in the period

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(2)	Adjusted GPU is calculated as adjusted gross profit for ecommerce, other and wholesale, as described in “— Non-GAAP Financial Measures” above, each of which divided by the total number of ecommerce units sold in the period. A reconciliation for Adjusted GPU to the nearest comparable GAAP metric (gross profit per unit) can be found in the table below:

	Nine Months Ended
	September 30,
	2020	2019
	($ per ecommerce unit)
Total gross profit per unit:
GAAP total gross profit per unit	$1,719	$(153)
Warrant impact adjustment per unit	78	1,063
Adjusted total gross profit per unit	$1,797	$910

Ecommerce gross profit per unit:
GAAP ecommerce gross profit per unit	$730	$524
Warrant impact adjustment per unit	—	—
Adjusted ecommerce gross profit per unit	$730	$524

Other gross profit per unit:
GAAP other gross profit per unit	$635	$384
Warrant impact adjustment per unit	78	76
Adjusted other gross profit per unit	$713	$460

Wholesale gross profit per unit:
GAAP wholesale gross profit per unit	$354	$(1,061)
Warrant impact adjustment per unit	—	987
Adjusted wholesale gross profit per unit	$354	$(74)

Ecommerce Vehicle Revenue

Ecommerce vehicle revenue decreased by $14.8 million, or 13.1%, to $97.9 million during the nine months ended September 30, 2020, from $112.6 million in the comparable period in 2019. This decrease was primarily driven by a decrease in ecommerce unit sales as we sold 6,189 ecommerce vehicles in the nine months ended September 30, 2020, compared to 6,847 ecommerce vehicles in the nine months ended September 30, 2019. The decrease in ecommerce unit sales was primarily driven as a result of lower inventory position and the impact of COVID 19 and the related shelter-in-place orders. We entered 2020 with 1,152 ecommerce units available for sale, compared to 2,655 ecommerce units available for sale entering 2019. The lower inventory position was a result of our 2019 business strategy to focus on improving unit economics, rather than growing unit sales volume. Additionally, the shelter-in-place ordinances as a result of the COVID-19 pandemic also initially resulted in lower buyer and seller activity, but soon rebounded as we saw weekly sales volumes return to pre-COVID levels five weeks following the ordinances.

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Another driver of the decrease in ecommerce vehicle revenue was the lower ecommerce ASP, which was $15,814 for the nine months ended September 30, 2020, compared to $16,452 for the nine months ended September 30, 2019. This decrease in ecommerce ASP was a result of increased demand for lower cost vehicles, as well as a tighter pricing environment immediately following the COVID-19 shelter-in-place ordinances

Other Revenue

Other revenue increased by $1.3 million, or 49.7%, to $3.9 million during the nine months ended September 30, 2020, from $2.6 million in the comparable period in 2019. This increase was primarily due to improved sales of our finance and insurance product offerings by investing in our lending partnerships, sales teams and technology platform .

Wholesale Vehicle Revenue

Wholesale vehicle revenue decreased by $3.1 million, or 13.2%, to $20.5 million during the nine months ended September 30, 2020, from $23.6 million in the comparable period in 2019. The decrease was primarily due to a decrease in unit sales as we sold 2,280 wholesale vehicles in the nine months ended September 30, 2020, compared to 2,354 wholesale vehicles in the nine months ended September 30, 2019. As was the case for our decrease in ecommerce vehicle unit sales during these periods, the primary driver of this decrease in our wholesale vehicle unit sales was a result of the lower inventory position, as well as slowdown in wholesale auctions immediately following the COVID-19 shelter-in-place ordinances.

Cost of Sales

Cost of sales decreased by $28.2 million, or 20.2%, to $111.7 million during the nine months ended September 30, 2020, from $139.9 million in the comparable period in 2019. The decrease was primarily due to a decrease in unit sales as we sold 8,469 total vehicles in the nine months ended September 30, 2020, compared to 9,201 total vehicles in the nine months ended September 30, 2019. As a percentage of sales, cost of sales decreased from 101% in the first three quarters of 2019 to 91% in the first three quarters of 2020.

Ecommerce Vehicle Gross Profit

Ecommerce vehicle gross profit increased by $928 thousand, or 3.8%, to $4.5 million during the nine months ended September 30, 2020, from $3.6 million in the comparable period in 2019. The increase was primarily driven by an increase in ecommerce gross profit per unit, which grew to $730 per unit for the nine months ended September 30, 2020, from $524 per unit in the comparable period in 2019. This increase in ecommerce gross profit per unit was driven by improvements made to our pricing and inventory management strategy and focus on unit economics into 2020.

Other Gross Profit

Other gross profit per unit and other Adjusted GPU increased to $635 and $713 per unit, respectively, during the nine months ended September 30, 2020, from $384 and $460 per unit, respectively, in the comparable period in 2019. Other revenue consists of 100% gross margin products for which gross profit equals revenue. Therefore, changes in other gross profit and the associated drivers are identical to changes in other revenue and the associated drivers.

Wholesale Vehicle Gross Profit

Wholesale vehicle gross profit increased by $2.7 million, or 531.5%, to $2.2 million during the nine months ended September 30, 2020, from a loss of $0.5 million in the comparable period in 2019. The increase was primarily driven by an increase in wholesale gross profit per unit and Adjusted GPU, which grew to $354 per unit for the nine months ended September 30, 2020, from a loss of $1,061 and $74 per unit, respectively, in the comparable period in 2019. This increase was driven by improvements made to our inventory management which has resulted in fewer ecommerce-to-wholesale incidents where cars we purchased with the intention of selling through our retail segment, end up being sold through wholesale channels, which typically result in a loss on that unit.

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Components of SG&A

	Nine Months Ended September 30,
	2020	2019	Change
	($ in thousands)
Compensation and benefits(1)	$22,021	$26,563	(17.1)%
Marketing expense	12,373	5,257	135.4%
Other costs(2)	17,714	22,416	(21.0)%
Total selling, general and administrative expenses	$52,108	$54,236	(3.9)%

(1)	Compensation and benefits includes all payroll and related costs, including benefits, payroll taxes and equity-based compensation, except those related to preparing vehicles for sale, which are included in cost of sales, those related to the development of software products for internal use, which are capitalized to software and depreciated over the estimated useful lives of the related assets.

(2)	Other costs include all other selling, general and administrative expenses such as hub operating costs, vehicle shipping costs for internal purposes, corporate occupancy, professional services, registration and licensing, and IT expenses.

Selling, general and administrative expenses decreased by $2.1 million, or 3.9%, to $52.1 million during the nine months ended September 30, 2020, from $54.2 million in the comparable period in 2019. The decrease was primarily due to the decrease in compensation and benefits costs of $4.5 million, as a result of our initiative to optimize the corporate teams and other costs of $4.7 million, primarily driven by the expense effects of the Lithia agreement incurred in 2019. Refer to Note 5 in the “Notes to Condensed Consolidated Financial Statements” for additional information. The decrease is partially offset by the increase in marketing expenses of $7.1 million, driven by our initiative to drive unit sales growth by investing in brand marketing, and by higher expenses associated with becoming a public company.

Liquidity and Capital Resources

Sources of liquidity

Our main source of liquidity is cash generated from financing activities. Cash generated from financing activities through September 30, 2020 primarily includes proceeds from the sale of Convertible Preferred Stock (see Note 5 — Stockholders’ Equity in our annual consolidated financial statements), proceeds from our flooring line of credit facility with U.S. Bank in 2020, 2019 and 2018, which we refer to as the FLOC, and proceeds from the Delayed Draw Term Loan, which we refer to as the DDTL, with Lithia in 2019 and 2020. Refer to Note 7 —Related Party Transactions in our Condensed Consolidated Financial Statements for additional information.

On June 29, 2020, the Company entered into an Agreement and Plan of Merger (the “Merger Agreement”) among the Company and Insurance Acquisition Corp., (“IAC”), an entity listed on the Nasdaq Capital Market under the trade symbol “INSU”, IAC Merger Sub, Inc., a Delaware corporation and direct wholly owned subsidiary of IAC (“Merger Sub”), providing for, among other things, and subject to the conditions therein, the combination of the Company and IAC pursuant to the proposed merger of Merger Sub with and into the Company with the Company continuing as the surviving entity (the “Merger”).

On October 13, 2020, Shift and INSU consummated the Merger, in connection with which the combined public company received approximately $302 million, net of fees and expenses. See Note 12 Subsequent Events in the Notes to Condensed Consolidated Financial Statements for additional details regarding this transaction. This capital will not only contribute to our long-term growth goals but we expect this funding to extend our expected liquidity.

19

Since inception, the Company has generated recurring losses which has resulted in an accumulated deficit of $269.9 million as of September 30, 2020. Further, during the nine months ended September 30, 2020, the Company had negative operating cash flows of $45.9 million. In the future, we may attempt to raise additional capital through the sale of equity securities or through equity-linked or debt financing arrangements. If we raise additional funds by issuing equity or equity-linked securities, the ownership of our existing stockholders will be diluted. If we raise additional financing by incurring indebtedness, we will be subject to increased fixed payment obligations and could also be subject to restrictive covenants, such as limitations on our ability to incur additional debt, and other operating restrictions that could adversely impact our ability to conduct our business. Any future indebtedness we incur may result in terms that could be unfavorable to equity investors. Due to the economic uncertainty caused by the novel coronavirus pandemic, the debt and equity markets have become less predictable and obtaining financing on favorable terms and at favorable rates has become more difficult.

Debt obligations

In early September 2018, we entered into a Senior Secured Convertible Promissory Note Agreement (“Lithia Note”) with Lithia with a principal sum of $20.0 million and received the related proceeds thereon (see Note 7 — Stockholders’ Equity in our Condensed Consolidated Financial Statements). The Lithia Note was subsequently converted into Series D Convertible Preferred Stock pursuant to its terms in September 2018.

In September 2018, we entered into the DDTL with Lithia as lender with a principal sum of $25.0 million, available to be drawn in two tranches of $12.5 million each starting December 2019. In December 2019, we received the first installment of $12.5 million and drew the second $12.5 million tranche in July 2020. The DDTL is secured by all assets of Shift. On November 10, 2020, the full amount of the DDTL was repaid using proceeds of the Merger.

In October 2018, we entered into the FLOC with US Bank as a lender, with the proceeds from such arrangement available on a revolving basis to finance the purchase of vehicles, up to 80% of total value. The facility initially allows for a $30.0 million commitment of advances, whereby we may borrow, prepay, repay and reborrow the advances. We may request a one-time increase in the commitment by an amount equal to $20.0 million, provided that certain conditions in the facility agreement are met. Shift’s obligations under the FLOC are backed by a guarantee provided by Lithia. The FLOC is secured by all assets of Shift.

As of September 30, 2020, we had total outstanding debt of $20.5 million under the Floorplan Facility and $25.0 million under the DDTL. Over the course of 2020, our weighted average interest rate on our Floorplan Facility and our Long-Term Debt was 3.6%.

In April 2020, we received loans with a current total outstanding amount of approximately $6.1 million from the Small Business Administration under the Paycheck Protection Program (the “PPP Loans”) to help us keep our workforce employed and avoid further headcount reduction during the COVID-19 crisis. The full amount of the PPP Loans was repaid in connection with the closing of the Merger in October 2020.

Cash Flows — Nine Months Ended September 30, 2020 and 2019

The following table summarizes our cash flows for the periods indicated:

	Nine Months Ended September 30,
	2020	2019
	($ in thousands)
Cash Flow Data:
Net cash used in operating activities	$(45,940)	$(18,860)
Net cash used in investing activities	(3,264)	(4,799)
Net cash (used in) provided by financing activities	24,599	(1,440)

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Operating Activities

For the nine months ended September 30, 2020, net cash used in operating activities was $45.9 million, primarily driven by net loss of $54.6 million adjusted for non-cash charges of $15.01 million and net changes in our operating assets and liabilities of $6.3 million. The non-cash adjustments primarily relate to share-based compensation, including warrant remeasurements, of $7.7 million, amortization of debt discounts associated with loan guarantees and delayed draw term loan of $3.3 million, and depreciation and amortization expense of $3.3 million. The changes in operating assets and liabilities are primarily driven by a $15.3 million increase in inventory and a $6.1 million increase in accounts receivable partially offset by an increase in accrued expenses and other current liabilities of $7.9 million, and an increase in accounts payable of $7.5 million.

For the nine months ended September 30, 2019, net cash used in operating activities was $18.9 million, primarily driven by net loss of $60.0 million adjusted for non-cash charges of $21.2 million and net changes in operating assets and liabilities of $19.9 million. The non-cash adjustments primarily relate to the contra-revenue associated with milestones of $7.3 million, compensation expense from an exchange of stock of $4.8 million, non-cash expense upon milestone achievement of $2.9 million, amortization of debt discounts associated with loan guarantees, delayed draws, growth capital, and other debt of $3.1 million, depreciation and amortization expense of $2.2 million, and share-based compensation, including warrant remeasurements, of $0.9 million. The changes in operating assets and liabilities are primarily driven by a decrease in inventory of $20.7 million.

Investing Activities

For the nine months ended September 30, 2020, net cash used in investing activities of $3.3 million was primarily driven by the capitalization of website and internal-use software costs.

For the nine months ended September 30, 2019, net cash used in investing activities of $4.8 million was primarily driven by the capitalization of website and internal-use software costs.

Financing Activities

For the nine months ended September 30, 2020, net cash provided by financing activities was $24.6 million, primarily due to proceeds from the Delayed Draw Term Loan of $12.5 million, the SBA PPP loans of $6.1 million and net borrowings on the flooring line of credit of $4.3 million.

For the nine months ended September 30, 2019, net cash used in financing activities was $1.4 million, primarily due to net repayment on the flooring line of credit of $7.2 million, partially offset by proceeds from the issuance of convertible stock of $5.8 million.

Contractual Obligations

The following table includes aggregated information about contractual obligations that affect our liquidity and capital needs. At December 31, 2019, our contractual obligations were as follows:

	Payments Due by Period
	Total	Less than 1 Year	1-3 Years	3-5 Years	More than 5 years
	($ in thousands)
Operating lease obligations	$13,948	$5,370	$5,753	$2,825	$—
Debt, principal and interest	24,750	16,245	8,505	—	—
Total	$38,698	$21,615	$14,258	$2,825	$—

On March 27, 2020, the U.S. federal government enacted the Coronavirus Aid, Relief, and Economic Security Act, or CARES Act. The CARES Act includes a provision for the Paycheck Protection Program, or PPP, loans administered by the U.S. Small Business Administration. In April 2020, we entered into promissory notes as part of PPP, the currently total outstanding amount of which is approximately $6.1 million, the future principal and interest payments of which are not included in the above table. The loans bear interest at a 1.0% annual rate. The loans were repaid in full in connection with the closing of the Merger.

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As of September 30, 2020, the Company reported a liability for vehicles acquired under OEM program of $5.3 million. The Company records inventory received under the arrangement with the OEM equal to the amount of the liability due to the OEM to acquire such vehicles. The liability due to the OEM provider for such acquired vehicles is equal to the OEM’s original acquisition price plus 50% of excess estimated sales price over this original acquisition price.

Off-Balance Sheet Arrangements

We are not a party to any off-balance sheet arrangements, including guarantee contracts, retained or contingent interests, certain derivative instruments and variable interest entities that either have, or are reasonably likely to have, a current or future material effect on our Condensed Consolidated Financial Statements.

Critical Accounting Policies and Estimates

The preparation of financial statements in accordance with accounting principles generally accepted in the United States requires management to make estimates and assumptions about future events that affect amounts reported in our condensed consolidated financial statements and related notes, as well as the related disclosure of contingent assets and liabilities at the date of the financial statements. Management evaluates its accounting policies, estimates and judgments on an on-going basis. Management bases its estimates and judgments on historical experience and various other factors that are believed to be reasonable under the circumstances. Actual results may differ from these estimates under different assumptions and conditions.

Critical accounting policies are those policies that management believes are very important to the portrayal of our financial position and results of operations, and that require management to make estimates that are difficult, subjective or otherwise complex. Based on these criteria, management has identified the following critical accounting policies:

Revenue

We recognize revenue upon transfer of control of goods or services to customers, in an amount that reflects the consideration to which we expect to be entitled in exchange for those goods or services. Control passes to the customer at the time of delivery or pick-up. We may collect sales taxes and other taxes from customers on behalf of governmental authorities at the time of sale as required. These taxes are accounted for on a net basis and are not included in revenues or cost of sales.

We have determined that a portion of the value associated with warrant consideration paid to Lithia, as a customer of Shift, should be treated as contra-revenue by Shift following ASC topic 606.

We recognize revenue at a point in time as described below.

Ecommerce Vehicle Revenue

We sell used vehicles to retail customers through the platform. The transaction price for used vehicles is a fixed amount as set forth in the customer contract. Customers frequently trade-in their existing vehicle to apply toward the transaction price of a used vehicle. Trade-in vehicles represent non-cash consideration which we measure at stated contract price for each specific vehicle. We satisfy our performance obligation and recognize revenue for ecommerce vehicle revenue at a point in time when the vehicles are delivered to or picked up by the customer. The revenue recognized by Shift includes the transaction price, including any service fees. Revenue excludes any sales taxes, title and registration fees, and other government fees that are collected from customers.

We receive payment for vehicle sales directly from the customer at the time of sale or, if the customer uses financing, from third-party financial institutions within a short period of time following the sale if the customer obtains financing. For any payments received prior to the delivery or pick-up of used vehicles, these transactions are recorded within the condensed consolidated balance sheets until delivery or pick-up.

Our return policy allows customers to initiate a return during the first seven days or 200 miles after delivery. Ecommerce vehicle revenue is recognized net of a reserve for returns, which is estimated using historical experience and trends. The returns reserve was immaterial at September 30, 2020, and December 31, 2019.

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Other Revenue

We provide buyers on our platform with options for financing and vehicle protection products. All such services are provided by unrelated third-party vendors and we have agreements with each of these vendors giving us the right to offer such services on its platform. When a buyer selects a service from these providers, we earn a commission based on the actual price paid/financed. We concluded that we are an agent for these transactions because we do not control the products before they are transferred to the customer. Accordingly, we recognize commission revenue at the time of sale.

Wholesale Vehicle Revenue

We sell vehicles through wholesale auctions. These vehicles sold to wholesalers are primarily acquired from customers who trade-in their existing vehicles and such vehicles do not meet our quality standards to list and sell through our website. We satisfy our performance obligation and recognize revenue for wholesale vehicle revenue at a point in time when the vehicle is sold at auction or directly to a wholesaler. The transaction price is typically due and collected within one week of the date of the sale.

In December 2018, we agreed to sell cars to Lithia Motors, Inc., under an OSM program whereby we acquire cars primarily from consumers in the Oxnard, Salem and Fresno markets and re-sell them to Lithia. In July 2019, the Salem OSM was discontinued due to coverage overlap with the Shift Portland Hub. We recognize revenue at the agreed upon purchase price stated in the contract, plus charges such as repairs. Payment is normally made within two weeks of delivery.

Revenue Recognition Prior to the Adoption of ASC 606

Prior to the adoption of ASC 606, the Company recognized revenue when all of the following criteria were met: (i) persuasive evidence of an arrangement exists, (ii) delivery has occurred, (iii) the fee is fixed or determinable, and (iv) collectability is probable.

Revenue from used vehicle sales is recognized upon delivery, when the sales contract is signed and the purchase price had been received or financing had been arranged. Used vehicle revenue is recognized net of a reserve for returns, which is estimated using historical experience and trends. Revenue from wholesale vehicle sales is recognized when the vehicle is sold at auction or directly to a wholesaler. For other revenue, the Company evaluates whether it is appropriate to record the gross amount of sales and related costs or the net amount earned as commissions. The Company generally records the net amounts as commissions earned if we are not primarily obligated and do not have latitude in establishing prices. Such amounts are determined using a fixed percentage, a fixed-payment schedule, or a combination or the two.

Contract Costs

We elected, as a practical expedient, to expense sales commissions when incurred because the amortization period would have been less than one year. These costs are recorded within selling general and administrative expenses in the condensed consolidated statements of operations and comprehensive loss.

Valuation of Inventory

Inventory consists of used vehicles, primarily acquired through auction and individual sellers, as well as some vehicles sourced locally through the trade-in program of an OEM. Inventory is stated at the lower of cost or net realizable value. Acquisition costs, vehicle reconditioning costs include parts, applied labor, unapplied labor, inbound transportation costs and other incremental costs, which are allocated to inventory via specific identification and standard costing. Inventory cost is determined by specific identification. Net realizable value is based on the estimated selling price derived from historical data and trends, such as sales price and average days to sale of similar vehicles, as well as independent, market resources less costs to complete, dispose and transport the vehicles. To the extent that there are significant changes to estimated vehicle selling prices or decreases in demand for used vehicles, there could be significant adjustments to reflect our inventory at net realizable value.

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Determination of the Fair Value of Common Stock

As there has been no public market for our common stock to date, the estimated fair value of our common stock has been determined by our board of directors as of the date of each option grant with input from management, considering our most recently available third-party valuations of common stock, and our board of directors’ assessment of additional objective and subjective factors that it believed were relevant and which may have changed from the date of the most recent valuation through the date of the grant. These third-party valuations were performed in accordance with the guidance outlined in the American Institute of Certified Public Accountants’ Accounting and Valuation Guide, Valuation of Privately-Held-Company Equity Securities Issued as Compensation.

The assumptions underlying these valuations were highly complex and subjective and represented management’s best estimates, which involved inherent uncertainties and the application of management’s judgment. As a result, if we had used significantly different assumptions or estimates, the fair value of our common stock and our stock-based compensation expense could be materially different.

Once a public trading market for our common stock has been established in connection with the completion of this offering, it will no longer be necessary for our board of directors to estimate the fair value of our common stock in connection with our accounting for granted stock options and other such awards we may grant, as the fair value of our common stock will be determined based on the quoted market price of our common stock.

Income Taxes

We account for income taxes using the asset and liability method. We recognize deferred tax assets and liabilities for the expected future tax consequences of events that have been included in the financial statements or tax returns. Deferred tax assets and liabilities are determined based on the difference between the financial statement and tax basis of assets and liabilities using enacted tax rates in effect for the year in which the differences are expected to reverse.

In evaluating the ability to recover our deferred income tax assets, we consider all available positive and negative evidence, including our operating results, ongoing tax planning and forecasts of future taxable income on a jurisdiction-by-jurisdiction basis. In the event we determine that we would be able to realize our deferred tax assets in the future in excess of their net recorded amount, we would make an adjustment to the valuation allowance that would reduce the provision for income taxes. Conversely, in the event that all or part of the net deferred tax assets are determined not to be realizable in the future, an adjustment to the valuation allowance would be charged to earnings in the period when such determination is made. As of September 30, 2020, and December 31, 2019, respectively, we recorded a full valuation allowance on our deferred tax assets.

Tax benefits related to uncertain tax positions are recognized when it is more likely than not that a tax position will be sustained during an audit. Interest and penalties related to unrecognized tax benefits are included within the provision for income tax.

Stock-Based Compensation Expense

We classify stock-based awards granted in exchange for services as either equity awards or as liability awards. Stock-based compensation expense related to awards to employees and non-employees are measured at the grant date based on the fair value of the award. The calculation of the stock-based compensation is based on the Black-Scholes valuation model, which requires significant estimates including the expected volatility of our common stock, expected dividend yield, option term and risk-free rate. The fair value of the award that is ultimately expected to vest is expensed on a straight-line basis over the requisite service period, which is generally the vesting period. We elect to account for forfeitures as they occur by reversing compensation cost if the award is forfeited.

Recently Issued Accounting Standards

See the sections titled “Summary of Significant Accounting Policies — Recently Issued Accounting Standards” in Note 1 in the “Notes to Consolidated Financial Statements” for additional information.

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